Exhibit 2.7

Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 21, 2023, (this “Agreement”), by and among Surf Air Global Limited, a BVI business company formed under the laws of the British Virgin Islands (the “Company”), Surf Air Mobility Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Parentco”), SAGL Merger Sub Limited, a BVI business company formed under the laws of the British Virgin Islands and wholly-owned subsidiary of Parentco (“Merger Sub” and together with the Company, and Parentco, the “Surf Entities”).

WHEREAS, Parentco is a wholly-owned direct subsidiary of the Company and was formed for the purpose of the Southern Acquisition and the Merger (each, as defined below);

WHEREAS, Merger Sub is a wholly owned, direct subsidiary of Parentco, and was formed for the sole purpose of the Merger;

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with Section 170 of the British Virgin Islands Business Companies Act (As Revised) (the “Companies Act”), Merger Sub will merge with and into the Company (the “Merger,") with the Company surviving the Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, the Company intends, together with the Merger, to effect a related business combination transaction pursuant to which a wholly-owned subsidiary of Parentco would be merged with and into Southern Airways Corporation, a Delaware corporation (“Southern”), after which Southern would be a wholly-owned subsidiary of Parentco (such transaction, the “Southern Acquisition”), and following such transaction, together with the Merger, Parentco would own directly or indirectly all or substantially all of the equity securities, assets, business and operations of each of the Company and Southern;

WHEREAS, Parentco intends to pursue a direct listing of the common stock, par value $0.0001 per share, of Parentco (the “Parentco Common Stock”) pursuant to a registration statement on Form S-1 (the “Registration Statement”) to be filed with and declared effective by the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of the Company and its members to enter into this Agreement, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement and the Transactions to the members of the Company for their approval and adoption by written consent and (iv) resolved to recommend adoption of this Agreement and approval of the Transactions and the other Company Proposals by the members of the Company by written consent (“Company Board Recommendation”);

WHEREAS, the board of directors of Parentco (the “Parentco Board”) and the Company, as the sole stockholder of Parentco, have unanimously (i) declared the advisability of this Agreement and the Transactions and determined that it is in the best interests of Parentco and its sole stockholder to enter into this Agreement, and (ii) adopted and approved this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Sub and Parentco, as the sole stockholder of Merger Sub, have unanimously (i) declared the advisability of this Agreement and the Transactions and determined that it is in the best interests of Merger Sub and its sole shareholder to enter into this Agreement, and (ii) adopted and approved this Agreement and the Transactions;

WHEREAS, this Agreement and the transactions contemplated hereby are intended to take place as part of a broader plan of reorganization by Parentco, wherein, subsequent to the transactions described in this Agreement, following the Merger, (i) SAH Investments, LLC, a Delaware limited liability company (“SAH Investments”), shall be merged with and into Surf Air Inc., a Delaware corporation (“Surf Air”), with Surf Air continuing as the surviving company (the “Second Merger”); (iii) following the Second Merger, Surf Air US Holdings, LLC, a Delaware limited liability company (“Surf Air US Holdings”), shall be merged with and into the Company, with the Company continuing as the surviving company (the “Third Merger”); (iv) following the Third Merger, SURFAIR Holdings Limited, a British Virgin Islands Company (“Holdings BVI”), shall be merged with and into SURFAIR Holdings US, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company (“Holdings US”), with Holdings US continuing as the surviving company and wholly-owned subsidiary of the Company (the “Fourth Merger”); (v) following the Fourth Merger, SAH Developments, Inc., a Delaware corporation (“SAH Developments”), shall be merged with and into Surf Air, with Surf Air continuing as the surviving company and with shares held by both Holdings US and the Company (the “Fifth Merger”); and (vi) following the Fifth Merger, the Company shall contribute all of its equity interests in Surf Air to Holdings US, after which Surf Air shall be a wholly-owned subsidiary of Holdings US (the “Contribution”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parentco, Merger Sub and the Company hereby agree as follows.

Article I.

THE MERGER AND OTHER TRANSACTIONS

Section 1.01 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the Companies Act, Merger Sub shall be merged with and into the Company. As a result of the Merger, Merger Sub shall cease to exist, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

Section 1.02 Effective Time.

(a) Upon the terms and subject to the conditions of this Agreement, immediately prior to the Effective Time, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar of Corporate Affairs”) executed in accordance with, and in such form as is required by, the relevant provisions of the Companies Act (the “Articles of Merger”), and shall make all other filings, recordings or publications required under the Companies Act in connection with the Merger. The Merger shall become effective upon the registration of the Articles of Merger by the BVI Registrar of Corporate Affairs or at such later time as is agreed to by the parties hereto in writing and specified in the Articles of Merger, provided that such date shall not exceed 30 days subsequent to the aforesaid registration of the Articles of Merger (the time at which the Merger becomes effective, which time shall be contemporaneous with the effective time of the Southern Acquisition, is herein referred to as the “Effective Time”).

Section 1.03 Effect of the Mergers.

(a) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of the Company, any shareholder or stockholder of the Company, Parentco, or Merger Sub, (i) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (iii) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the Companies Act.

Section 1.04 Organizational Documents.

(a) As soon as reasonably practicable following the Effective Time, the memorandum and articles of association of the Company in effect at the Effective Time shall be amended and restated in its entirety, other than its name, to read like the memorandum of association of Merger Sub, until such time as it is subsequently amended in accordance therewith and with applicable Law, in the form attached hereto as Exhibit E (the “Amended and Restated Company Articles”).

(b) Immediately prior to the Effective Time, the certificate of incorporation of Parentco shall be, and the parties shall take or cause to be taken all action (including by filing such certificate of incorporation with the Secretary of State of Delaware) required to cause the certificate of incorporation of Parentco to be, amended and restated to be substantially in the form attached hereto as Exhibit A (the “Amended and Restated Parentco Certificate of Incorporation”), until such time as it is subsequently amended in accordance therewith and with applicable Law.

(c) At the Effective Time, the bylaws of Parentco shall be amended and restated substantially in the form attached hereto as Exhibit B (the “Amended and Restated Parentco Bylaws”), until such time as they are subsequently amended in accordance therewith, with the certificate of incorporation and with applicable Law.

Section 1.05 Directors and Officers.

(a) The directors and officers of the Company immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Company until their successors have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation or the Bylaws.

(b) The parties shall cause the Parentco Board, as of immediately following the Effective Time, to be comprised of nine (9) members.

Article II.

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.01 Conversion of Securities at the Merger. At the Effective Time, by virtue of the Merger and without any action on the part the Surf Entities or the holders of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.01(b) and other than Dissenting Shares) shall be canceled and, subject to Section 2.03, converted into 0.0446425836968196 shares of Parentco Common Stock (the “Exchange Ratio”).

(b) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, or any direct or indirect wholly-owned subsidiary or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each ordinary share of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share of the Surviving Company.

(d) Each share of Parentco common stock held by the Company issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time.

Section 2.02 Exchange of Securities.

(a) Exchange of Company Shares; Exchange Agent. Following the date hereof and prior to the Effective Time, Parentco shall appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates representing the Company Shares in book-entry or physical form (“Company Certificates”) for the aggregate number of shares of Parentco Common Stock issuable in respect of such Company Shares pursuant to Section 2.01 (the “Company Closing Merger Consideration”). Parentco shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Shares, for exchange in accordance with this Section 2.02, the number of shares of Parentco Common Stock sufficient to deliver the Company Closing Merger Consideration payable by Parentco pursuant to this Agreement to the holders of the Company Shares, as set forth in the Company Merger Payment Schedule (such shares of Parentco Common Stock being hereinafter referred to as the “Exchange Fund”). Parentco shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Company Closing Merger Consideration out of the Exchange Fund in accordance with the Company Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange of Company Warrants and Company Notes. The Exchange Agent shall follow the procedures set forth in this Section 2.02, as modified by Section 2.05(a) and 2.02(b), with respect to the exchange of the Company Warrants and Company Notes.

(c) Letters of Transmittal. As soon as reasonably practicable after the Effective Time, Parentco shall cause the Exchange Agent to mail to each holder of record of Company Shares entitled to receive the shares of Parentco common stock, pursuant to Section 2.01, a letter of transmittal in a customary form (a “Letter of Transmittal”) containing instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Company Closing Merger Consideration payable to such holder.

(d) Exchange Procedures. Upon receipt of a duly executed Letter of Transmittal from a holder of Company Shares, as applicable, and Company Certificates representing the shares held by such member (if such Company Certificates are in physical form), the Exchange Agent shall, as soon as reasonably practicable, issue to such holder the applicable Company Closing Merger Consideration pursuant to Sections 2.01, and such Company Certificate shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that prior to the Effective Time represented Company Shares (other than for the shares to be canceled pursuant to Section 2.02(e) or that are subject to the provisions of Section 2.03) shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Company Closing Merger Consideration.

(e) Distributions with Respect to Unexchanged Shares of Parentco Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parentco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate, Company Warrant or Company Note with respect to the shares of Parentco Common Stock represented thereby, until the holder of such Company Certificate, Company Warrant or Company Note shall surrender such Certificate, Company Warrant or Company Note. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Company Certificate, Company Warrant or Company Note, there shall be paid to the holder of the certificates representing whole shares of Parentco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parentco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parentco Common Stock.

(f) No Further Rights in Shares. From and after the Effective Time, all issued and outstanding shares of Company Shares, as applicable, shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Company Closing Merger Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.02.

(g) No Fractional Shares. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parentco Common Stock will be issued to any of the members of the Company in connection with payment of the Company Closing Merger Consideration, and to the extent a fractional share of Parentco Common Stock would have been issuable to a member of the Company, as applicable, as part of the Company Closing Merger Consideration after aggregating all fractional shares due to such stockholder, Parentco shall round the Company Closing Merger Consideration payable to such stockholder to the nearest whole number.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for six (6) months after the Effective Time shall be delivered to Parentco, upon demand, and any holders of Company Shares or Company Warrants, as applicable, who have not theretofore complied with this Section 2.02 shall thereafter look only to Parentco for the Company Closing Merger Consideration and any dividends or other distributions with respect to the Parentco Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares or Company Warrants, as applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parentco free and clear of any claims or interest of any person previously entitled thereto.

(i) No Liability. None of the Exchange Agent, Parentco, the Surviving Company shall be liable to any holder of Company Shares or Company Warrants for any such Company Shares or Company Warrants (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(j) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parentco, the Surviving Company, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Shares or Company Warrants such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of Company Shares or Company Warrants in respect of which such deduction and withholding was made.

(k) Lost Certificates. If any Company Certificate, Company Warrant or Company Note, as the case may be, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate, Company Warrant or Company Note to be lost, stolen or destroyed and, if required by Parentco, the posting by such person of a bond, in such reasonable amount as Parentco may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, Company Warrant or Company Note, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, Company Warrant or Company Note, the Company Closing Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of this Section 2.02, including, any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

Section 2.03 Statutory Dissenters Rights; Fair Value.

(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 179 of the Companies Act (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist at the Effective Time, but shall not be converted into or exchangeable for or represent the right to receive the Company Closing Merger Consideration (except as provided in this Section 2.03), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 179 of the Companies Act. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Companies Act) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Company Closing Merger Consideration (without interest), pursuant to this Section 2.03.

(b) Each of the Surf Entities respectively agree that the Exchange Ratio represents the fair value of the Company Shares for the purposes of Section 179 of the Companies Act.

Section 2.04 Stock Transfer Books. At the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Company Shares, as applicable, thereafter on the register of members of the Company. From and after the Effective Time, any person entered into the register of members of the Company immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Company Certificates presented to the Exchange Agent for any reason shall be converted into Company Closing Merger Consideration, in accordance with the provisions of this Article II.

Section 2.05 Treatment of Company Warrants; Treatment of Company Convertible Notes.

(a) Treatment of Company Warrants. Prior to the Effective Time, the Company shall deliver notice (the “Warrant Notice”) of the transactions contemplated by this Agreement in accordance with the terms of (i) each warrant to purchase Class B-2 Preferred Shares that is listed on Schedule I of this Agreement (collectively, the “Class B-2 Preferred Warrants”), (ii) each warrant to purchase Class B-3 Preferred Shares that is listed on Schedule I of this Agreement (collectively, the “Class B-3 Preferred Warrants”), (iii) each warrant to purchase Class B-4 Preferred Shares that is listed on Schedule I of this Agreement (collectively, the “Class B-4 Preferred Warrants”) and (iv) each warrant to purchase Ordinary Shares that is listed on Schedule I of this Agreement (collectively, the “Ordinary Warrants” and, together with the Class B-2 Preferred Warrants, the Class B-3 Preferred Warrants and the Class B-4 Preferred Warrants, the “Company Warrants”) to the holder of such Company Warrant. The Warrant Notice will give each holder of Company Warrants the option to exercise or cancel such Company Warrant in accordance with its terms prior to the Effective Time. Any Company Warrant that is not exercised or canceled prior to the Effective Time shall remain outstanding but will be exercisable for Company Shares in accordance with the terms of such Company Warrant (including determination of the number of Company Shares for which the Company Warrant may be exercised).

(b) Treatment of Company Convertible Notes; Treatment of SAFE-T. Prior to the Effective Time, the Company shall deliver notice of the transactions contemplated by this Agreement in accordance with the terms of (i) each convertible note of the Company and (ii) that certain Simple Agreement For Future Equity with Token Allocation issued on April 26, 2018 to CoinCircle, Inc. (the “SAFE-T” and collectively with each convertible note of the Company, the “Company Convertible Notes”) to the holder of such Company Convertible Notes. To the extent that any Company Convertible Note will not expire or be cancelled by its terms by virtue of the Merger, the Company shall cause each Company Convertible Note (including pursuant to an amendment thereto), as of the Effective Time, by virtue of the Merger and without any action on the part of Parentco, the Company or Merger Sub, to be cancelled and extinguished to the extent such Company Convertible Note is not converted prior to the Effective Time (each, a “Cancelled Convertible Note”), and as a result thereof, to cause each holder of a Cancelled Convertible Note to cease to have any rights with respect thereto, except the right to receive in respect thereof at the Effective Time, a number of shares of Parentco Common Stock equal to: the product of (A) the number of Ordinary Shares that would be issued immediately prior to the Effective Time assuming the conversion of the applicable Company Convertible Note (the “Note Shares”), multiplied by (B) the Exchange Ratio (the “Cancelled Note Consideration”). The Exchange Agent shall deliver the Cancelled Note Consideration, if any, to each holder of a Cancelled Convertible Note in respect thereof at the Effective Time as set forth in this Section 2.05(b) upon receipt of a note cancellation agreement in form reasonably acceptable to Parentco for each such Cancelled Convertible Note, together with a letter of transmittal, in a form reasonably acceptable to Parentco, duly completed and validly executed in accordance with the instructions thereto. Except as set forth in this Section 2.05(b), the Exchange Agent shall follow the procedures set forth in Section 2.02 with respect to any Company Convertible Note.

Section 2.06 Treatment of Company Options. At the Effective Time, each Company Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall be automatically converted into an option to acquire a number of shares of Parentco Common Stock (rounded down to the nearest whole share) equal to the product of the number of Company Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio. The per share exercise price for the Parentco Common Stock issuable upon exercise of such converted Company shall be equal (rounded up to the nearest whole cent) to the exercise price per Company Share applicable to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as provided above, each such converted Company Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Option immediately prior to the Effective Time, except that all references to the “Company” in the Company Plan and option agreements will be references to Parentco. From and after the Effective Time, each Company Option shall no longer represent the right to acquire Company Shares.

Section 2.07 Treatment of Company RSUs. Immediately prior to the Effective Time, each Company RSU that is then outstanding and unvested shall be automatically converted into a restricted stock unit award with respect to a number of shares of Parentco Common Stock (rounded down to the nearest whole share) equal to the product of the number of Company Shares subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as provided above, each such converted Company RSU shall be subject to the same terms and conditions (including vesting provisions) as were applicable to the corresponding Company RSU immediately prior to the Effective Time, except that all references to the “Company” in the Company Plan and award agreements will be references to Parentco. From and after the Effective Time, each Company RSU shall no longer represent the right to acquire Company Shares.

Section 2.08 Treatment of Unvested Company Shares. If any Company Share issued pursuant to the Company Plan is subject to any vesting conditions immediately prior to the Effective Time and such vesting conditions are not accelerated prior to or concurrent with the Effective Time (each, an “Unvested Company Share”), then the shares of Parentco common stock that are received with respect to such Unvested Company Share shall be subject to the same vesting conditions as the Unvested Company Share immediately prior to the Effective Time; provided, that prior to the issuance of such shares of Parentco common stock, Parentco shall have the right to require that the holder thereof enter into a vesting agreement with Parentco that reflects such vesting conditions.

Section 2.09 Assumption of Company Plan and Awards. At the Effective Time, Parentco shall assume the Company Plan, except that the Company Plan shall be amended at the Effective Time to provide that no additional options or other awards may be issued under such Company Plan. At or prior to the Effective Time, the Parentco Board (or a committee thereof) shall adopt any resolutions that are necessary to effectuate the assumption of the Company Plan and the awards that are outstanding at the Effective Time thereunder as provided in Sections 2.06 through 2.08.

Section 2.10 Adoption of New Stock Plans. Effective as of the Effective Time, Parentco shall adopt the ESPP and the New Stock Incentive Plan in the forms attached hereto as Exhibits C and D, respectively (subject, however, to the approval of the applicable plan by the Company’s shareholders prior to the Effective Time).

Article III.

REPRESENTATIONS AND WARRANTIES OF THE surf entities

The Surf Entities, jointly and severally, represent and warrant as follows:

Section 3.01 Organization and Qualification.

(a) Each of the Company and each Subsidiary of the Company (each a “Company Subsidiary”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization. The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

Section 3.02 Capitalization.

(a) The equity interests of each Surf Entity and each Company Subsidiary: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of such entity’s Organizational Documents or any Contract or preemptive rights, rights of first refusal or other similar rights.

(b) As of the date hereof, the authorized shares of the Company consists of (i) 801,996,399 Ordinary Shares having a par value of US$0.001 each (“Ordinary Shares”); (ii) 1,866,056 Founder Preferred Shares having a par value of US$0.001 each (the “Founder Preferred Shares”); (iii) 1,930,155 Class A-1 Preferred Shares having a par value of US$0.001 each (the “Class A-1 Preferred Shares”); (iv) 2,820,319 Class A-2 Preferred Shares having a par value of US$0.001 each (the “Class A-2 Preferred Shares”); (v) 9,070,476 Class A-3 Preferred Shares having a par value of US$0.001 each (the “Class A-3 Preferred Shares”); (vi) 552,804 Class A-4 Preferred Shares having a par value of US$0.001 each (the “Class A-4 Preferred Shares”); (vii) 15,646,415 Class A-5 Preferred Shares having a par value of US$0.001 each (the “Class A-5 Preferred Shares”); (viii) 14,934,552 Class B-1 Preferred Shares having a par value of US$0.001 each (the “Class B-1 Preferred Shares”); (ix) 25,000,000 Class B-2 Preferred Shares having a par value of US$0.001 each (the “Class B-2 Preferred Shares”); (x) 2,000,000 Class B-3 Preferred Shares having a par value of US$0.001 each (the “Class B-3 Preferred Shares”); (xi) 6,000,000 Class B-4 Preferred Shares having a par value of US$0.001 each (the “Class B-4 Preferred Shares”); (xii) 33,638,500 Class B-5 Preferred Shares having a par value of US$0.001 each (the “Class B-5 Preferred Shares”); (xiii) 150,000,000 Class B-6a Preferred Shares having a par value of US$0.001 each (the “Class B-6a Preferred Shares”); and (xiv) 108,242,028 Class B-6s Preferred Shares having a par value of US$0.001 each (the “Class B-6s Preferred Shares”, and, together with the other classes of preferred shares of the Company, the “Company Preferred Shares”). As of the date of the Agreement, (A) 39,405,999 Ordinary Shares (the “Outstanding Company Ordinary Shares”) are issued and outstanding, (B) 1,866,056 Founder Preferred Shares, 380,217 Class A-1 Preferred Shares, 1,197,296 Class A-2 Preferred Shares, 6,206,269 Class A-3 Preferred Shares, 552,804 Class A-4 Preferred Shares, 15,435,542 Class A-5 Preferred Shares, 14,934,55] Class B-1 Preferred Shares, 24,205,002 Class B-2 Preferred Shares, 1,464,728 Class B-3 Preferred Shares, 3,671,818 Class B-4 Preferred Shares, 25,356,068 Class B-5 Preferred Shares, 138,585,651 Class B-6a Preferred Shares, and 71,965,114 Class B-6s Preferred Shares are issued and outstanding (collectively, the “Outstanding Company Preferred Shares”), (C) no Ordinary Shares or Company Preferred Shares are held in the treasury of the Company, (D) 39,579,899 Ordinary Shares are reserved for issuance upon exercise of the Company Options, (E) 4,937,534 Ordinary Shares are reserved for issuance upon exercise of the Company RSUs, (F) 106,419,406 Ordinary Shares are reserved for issuance upon exercise of the Ordinary Warrants (as set forth in Schedule I of this Agreement), (G) 805,823 Class B-2 Preferred Shares are reserved for issuance upon exercise of the Class B-2 Preferred Warrants (as set forth in Schedule I of this Agreement), (H) 410,123 Class B-3 Preferred Shares are reserved for issuance upon exercise of the Class B-3 Preferred Warrants (as set forth in Schedule I of this Agreement), (I) 1,493,015 Class B-4 Preferred Shares are reserved for issuance upon exercise of the Class B-4 Preferred Warrants (as set forth in Schedule I of this Agreement), (J) 8,282,432 Class B-5 Preferred Shares, 23,634,198 Class B-6 Preferred Shares and 3,050,596 Ordinary Warrants are reserved for issuance upon conversion of the Company Notes, and (K) 106,419,406 Ordinary Shares are issuable upon (I) conversion of the Outstanding Company Preferred Shares and the Company Preferred Shares issuable upon exercise of the Class B-2 Preferred Warrants, Class B-3 Preferred Warrants and Class B-4 Preferred Warrants, and (II) conversion of the Company Notes and exercise of the Ordinary Warrants issuable upon conversion of the Company Notes. There are no other classes of share capital of the Company.

(c) The authorized capital stock of Parentco consists of one hundred (100) shares of Parentco Common Stock. One hundred (100) shares of Parentco Common Stock is issued and outstanding. Parentco is a wholly-owned Subsidiary of the Company. There are no other classes of share capital of Parentco.

(d) The shares of Parentco Common Stock to be issued in accordance with Section 2.01 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(e) The authorized shares of Merger Sub consists of fifty thousand (50,000) ordinary shares of Merger Sub. One (1) Merger Sub ordinary share is issued and outstanding. Merger Sub is a wholly-owned Subsidiary of Parentco. There are no other classes of share capital of Merger Sub.

(f)   Except for the Company Options, the Company Warrants, Company RSUs, the Company Notes, the Outstanding Company Preferred Shares, the Transactions and the Southern Acquisition, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity interests, or any other interests, in any Surf Entity or Company Subsidiary or obligating any Surf Entity or Company Subsidiary to issue or sell any equity interests, or any other interest, in any Surf Entity or Company Subsidiary, other than any Simple Agreements for Future Equity of the Company as to which the holder thereof has agreed to settle such agreement solely in cash. None of the Company Options, Company Warrants, Company RSUs or Outstanding Company Preferred Shares contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the equity holders as whole. No other rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions or the Southern Acquisition. There are no bonds, debentures, notes or other indebtedness or securities of any Surf Entity or Company Subsidiary having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of equity interests of any Surf Entity or Company Subsidiary may vote are authorized, issued or outstanding. Other than the Organizational Documents of the Company, there are no registration rights, and no voting trusts, proxies, anti-takeover plans or other agreements or understandings in effect that any Surf Entity or Company Subsidiary is a party to with respect to the voting or transfer of any of the equity interests of any Surf Entity or Company Subsidiary. No Surf Entity or Company Subsidiary is a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect.

Section 3.03 Authority Relative to This Agreement. The Surf Entities have all requisite corporate power and authority to execute and deliver this Agreement, the Amended and Restated Company Articles, the Amended and Restated Parentco Certificate of Incorporation, and the Amended and Restated Parentco Bylaws (collectively, the “Transaction Documents”) to which they are a party, and to perform their respective obligations hereunder and thereunder in accordance with and upon the terms and conditions set forth herein and therein. The execution and delivery by the Surf Entities of this Agreement and the other Transaction Documents to which they are a party, and the consummation by the Surf Entities of the Transactions, have been duly and validly authorized by all requisite corporate action on the part of such Surf Entity and no other corporate proceedings on the part of such Surf Entity are necessary to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents to which they are a party or the Transactions, subject to (i) obtaining the Company Member Approval and (ii) the filing and recordation of appropriate documents related to the Merger by the Companies Act. This Agreement and the other Transaction Documents to which the Surf Entities are a party have been (or, in the case of Transaction Documents to be executed and delivered at the Merger, will be) duly and validly executed and delivered by each of the Surf Entities and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of each such Surf Entity, enforceable against each such Surf Entity in accordance with their terms; provided that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

Section 3.04 No Conflict.

(a) The execution and delivery by each of the Surf Entities of this Agreement and the other Transaction Documents to which they are a party does not, and the performance by each of the Surf Entities of this Agreement, the other Transaction Documents to which they are a party and the Transactions will not conflict with or violate the Organizational Documents of any Surf Entity or Company Subsidiary.

Article IV.

CONDITIONS TO THE MERGER

Section 4.01 Conditions to the Obligations of Each Party. The obligations of the Surf Entities to consummate the Merger are subject to the satisfaction or waiver (where permissible) the Surf Entities of the following conditions:

(a) Direct Listing. Parentco shall effect the Direct Listing and the Southern Acquisition; provided that this condition shall be deemed satisfied if the Southern Acquisition and the Direct Listing are consummated substantially concurrently with the effectiveness of the Registration Statement.

(b) Company Member Approval. The Company Member Approval shall have been received by the Company.

Article V.

TERMINATION, AMENDMENT AND WAIVER

Section 5.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the members of the Company, by mutual written consent of Merger Sub and the Company.

Section 5.02 Amendment. This Agreement may be amended only in writing by the parties hereto by action taken by or on behalf of their respective boards of directors.

Article VI.

GENERAL PROVISIONS

Section 6.01 Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Member Approval” means reasonable best efforts by the Company to solicit and obtain the approval of the Company Proposals by the requisite number of holders of Company Shares and Company Preferred Shares pursuant to irrevocable written consents of such holders.

“Company Option” means options to purchase Ordinary Shares issued under the Company Plan.

“Company Plan” means the Company’s 2016 Equity Incentive Plan, as amended.

“Company Proposals” means the following proposals for which the Company shall solicit irrevocable written consent of the holders of the Ordinary Shares and Company Preferred Shares: (i) to approve the Merger and the Transactions and adopt this Agreement, (ii) to convert each Preferred Share into Ordinary Shares immediately prior to the Effective Time in accordance with the terms of the Company’s Organizational Documents (the “Preferred Conversion”), (iii) to approve the New Stock Incentive Plan, (iv) to approve the ESPP, (v) to approve the Amended and Restated Articles and Memorandum of Association of the Company, (vii) to approve the Amended and Restated Certificate of Incorporation of Parentco, (vii) to approve the Amended and Restated Bylaws of Parentco and (viii) such other proposals that the Company Board deems advisable or necessary for the purpose of consummating the Merger and the Transactions.

“Company RSU” means each award of restricted stock units granted under the Company Plan with respect to the Company’s Ordinary Shares.

“Company Shares” means the Ordinary Shares outstanding immediately prior to the Effective Time, including any Ordinary Shares issued or issuable upon conversion of the Company Preferred Shares.

“ESPP” means the employee stock purchase plan to be adopted by Parentco as of the Effective Time and approved by the Company’s shareholders prior to the Effective Time in the form attached hereto as Exhibit C.

“Law” means any law (including common law), statute, ordinance, regulation, rule or Governmental Order, in each case, of any Governmental Authority.

“New Stock Incentive Plan” means the equity incentive plan to be adopted by Parentco as of the Effective Time and approved by the Company’s shareholders prior to the Effective Time in the form attached hereto as Exhibit D.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, if any, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Parentco Common Stock” means common stock of Surf Air Mobility, Inc., par value $0.0001 per share, as set forth in the Organizational Documents of Parentco, as the same may be amended.

Subsidiary” or “Subsidiaries” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly (a) owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise. For the purposes of this Agreement, “Subsidiary” shall not include Southern whether before or after the consummation of the Southern Acquisition.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger; provided, however, that the Transactions shall not include the Southern Acquisition.

Section 6.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware.

Section 6.03 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Chief Executive Officer

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President, Chief Financial Officer, Treasurer and Secretary

sagl merger sub limited

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Director

[Signature Page to Merger Agreement]

Exhibit A

Amended and Restated Parentco Certificate of Incorporation

[See attached]

Exhibit B

Amended and Restated Bylaws

[See attached]

Exhibit C

Employee Stock Purchase Plan

[See attached]

Exhibit D

New Stock Incentive Plan

[See attached]

Exhibit E

Amended and Restated Company Articles

[See attached]